Exhibit 99.1
Coeur Completes Acquisitions of Bolnisi and Palmarejo
Combination Creates World’s Leading Silver Company
COEUR D’ALENE, Idaho, Dec 21, 2007 (BUSINESS WIRE) — Coeur d’Alene Mines Corporation (NYSE:CDE) (TSX:CDM) (ASX:CXC) today announced the successful completion of its acquisitions of Bolnisi Gold NL (ASX:BSG) and Palmarejo Silver and Gold Corporation (TSX-V:PJO), which creates the world’s leading silver company.
“The acquisitions of Bolnisi and Palmarejo represent a transforming event for Coeur,” said Dennis E. Wheeler, Coeur’s Chairman, President and Chief Executive Officer. “With our San Bartolome silver mine set to begin producing in early 2008 and the new Palmarejo Project expected to begin contributing low-cost silver and gold ounces in early 2009, we now are positioned to provide our shareholders with the potential for exponential growth and value creation. We are thrilled to complete this transaction and begin 2008 as the world’s unrivaled growth company in silver, with a nearly tripling of silver production expected in 2009, to approximately 30 million ounces annually.”
The Palmarejo Project is expected to begin production in just over a year at an annualized rate of approximately 10.4 million ounces of silver and 115,000 ounces of gold per year with cash costs, net of gold by-product credits, of an estimated ($0.41) per ounce of silver and an initial mine life of nine years. Exploration continues on the large land package, with current measured and indicated mineral resources of 88.7 million silver ounces and 1.0 million gold ounces (measured: 5.1 million tonnes at 2.24 grams per tonne gold and 198 grams per tonne silver; indicated: 9.51 million tonnes at 2.03 grams per tonne gold and 184 grams per tonne silver) and an additional 61.4 million ounces of inferred silver mineral resources and 0.7 million inferred gold ounces (16.1 million tonnes at 1.39 grams per tonne gold and 119 grams per tonne silver).
Coeur’s Australian-listed CHESS Depositary Interests (CDIs) (ASX:CXC) began trading on the Australian stock exchange on December 12, 2007, and have now been added to Australia’s S&P/ASX 200 indices.
The common shares of Palmarejo have been halted for delisting from the TSX Venture Exchange and the Coeur common shares issued to Palmarejo shareholders are listed and posted for trading on the Toronto Stock Exchange as of December 21, 2007.
About Coeur
Coeur d’Alene Mines Corporation is one of the world’s leading silver companies and also a significant gold producer. Coeur, which has no silver or gold production hedged, is presently constructing two of the world’s largest silver mines — San Bartolome in Bolivia and Palmarejo in Mexico; operates two underground mines in southern Chile and Argentina and one surface mine in Nevada; and owns non-operating interests in two low-cost mines in Australia. The Company also owns a major gold project in Alaska and conducts exploration activities in Argentina, Bolivia, Chile, Mexico and Tanzania. Coeur common shares are traded on the New York Stock Exchange under the symbol CDE, the Toronto Stock Exchange under the symbol CDM, and its CHESS Depositary Interests are traded on the Australian Securities Exchange under symbol CXC.
Cautionary Statement
This press release contains forward-looking st atements within the meaning of securities legislation in the United States and Canada, including statements regarding anticipated operating results. Such statements are subject to numerous assumptions and uncertainties, many of which are outside the control of Coeur. Operating, exploration and financial data, and other statements in this press release are based on information that Coeur believes is reasonable, but involve significant uncertainties affecting the business of Coeur, including, but not limited to, future gold and silver prices, costs, ore grades, estimation of gold and silver reserves, mining and processing conditions, construction schedules, currency exchange rates, and the completion and/or updating of mining feasibility studies, changes that could result from future acquisitions of new mining properties or businesses, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), regulatory and permitting matters, risks inherent in the ownership and operation of, or investment in, mining properties or businesses in foreign countries, as well as other uncertainties and risk factors set out in filings made from time to time with the SEC and the Ontario Securities Commission, including, without limitation, Coeur’s reports on Form 10-K and Form 10-Q and Palmarejo’s Annual Information Form. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities.

Technical Information
The disclosure regarding the Palmarejo Project, and the contribution to production by Palmarejo in the overall expectations of silver production of Coeur in 2009, are based on a preliminary assessment on the Palmarejo project that is summarized in a September 17, 2007, technical report. The report outlines the basis for the preliminary assessment and the qualifications and assumptions underlying the preliminary assessment, and is available for review on SEDAR. The preliminary assessment is preliminary in nature and includes inferred mineral resources that are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as mineral reserves, and there is no certainty that the preliminary assessment will be realized.
Donald J. Birak, Coeur’s Senior Vice President of Exploration, is the qualified person responsible for the preparation of the scientific and technical information concerning Coeur’s mineral projects in this news release. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources, as well as a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, please see the Technical Reports for each of Coeur’s properties as filed on SEDAR at www.sedar.com.
This press release uses the terms “Measured”, “Indicated” and “Inferred” Resources. U.S. investors are advised that while such terms are recognized and required by Canadian regulations, the Securities and Exchange Commission does not recognize them. “Inferred Resources” have a great amount of uncertainty as to their existence and as to their economic and legal feasibility. Under Canadian rules, estimates of Inferred Resources may not form the basis of feasibility or other economic studies. U.S. investors are cautioned not to assume that all or any part of Measured or Indicated Resources will ever be converted into reserves. U.S. investors are also cautioned not to assume that all or any part of an Inferred Mineral Resource exists, or is economically or legally mineable.
SOURCE: Coeur d’Alene Mines Corporation
Coeur d’Alene Mines Corporation
Director – Investor Relations
Tony Ebersole, 208-665-0777
or
Senior Vice President – Corporate Development
Mitchell J. Krebs, 888-545-1138

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